As filed with the Securities and Exchange Commission on June 23, 2011

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM S-8
REGISTRATION STATEMENT
Under the
Securities Act of 1933

CIMETRIX INCORPORATED
(Exact name of registrant as specified in its charter)

Nevada (State or other jurisdiction of incorporation or organization)	87-0439107 (I.R.S. Employer Identification No.)

6979 South High Tech Drive
Salt Lake City, Utah 84047
Telephone:  (801) 256-6500
(Address of Principal Executive Offices,
including Zip Code)

Cimetrix Incorporated
2006 Long-Term Incentive Plan
(Full title of the plan)

Robert H. Reback President Cimetrix Incorporated 6979 South High Tech Drive Salt Lake City, Utah 84047 (801) 256-6500 (Name, address and telephone number, including area code, of agent for service)	Copy to: Keith L. Pope Matthew B. Tenney Parr Brown Gee & Loveless 185 South State Street, Suite 800 Salt Lake City, Utah 84111 (801) 532-7840

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company.  See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer ☐	Accelerated filer ☐
Non-accelerated filer ☐ (Do not check if a smaller reporting company)	Smaller reporting company ☑

CALCULATION OF REGISTRATION FEE

Title of Securities to be Registered	Amount to be Registered(1)	Proposed Maximum Offering Price per Share(2)	Proposed Maximum Aggregate Offering Price(2)	Amount of Registration Fee(2)
Common Shares, no par value	3,000,000(3)	$0.38	$1,140,000	$132.35

(1)
This Registration Statement shall also cover any additional shares of the common stock which become issuable under the Cimetrix Incorporated 2006 Long-Term Incentive Plan (the “2006 Plan”) by reason of any stock dividend, stock split, recapitalization or other similar transaction effected without the receipt of consideration which results in an increase in the number of outstanding shares of common stock of Cimetrix Incorporated (the “Registrant”).

(2)
Calculated in accordance with Rules 457(c) and (h) promulgated under the Securities Act of 1933, as amended, based on a price of $0.38 per share, which is the average of the high and low price per share of the Registrant’s common stock, as reported on the OTCBB on June 6, 2011.

(3)
Represents 3,000,000 additional shares of the Registrant’s common stock authorized to be issued under the Plan.  Shares available for issuance under the Plan were initially registered on (i) a Registration Statement on Form S-8 filed with the Securities and Exchange Commission on August 27, 2004 (File No. 333-118624) and (ii) a Registration Statement on Form S-8 filed with the Securities and Exchange Commission on June 11, 2010 (File No. 333-167477).

EXPLANATORY NOTE

Previously, the Registrant registered 6,100,000 shares under a Registration Statement on Form S-8, Registration No. 333-118624, filed August 27, 2004 with the SEC (the “First Registration Statement”) and an additional 150,000 shares under a Registration Statement on Form S-8, Registration No. 333-167477, filed June 11, 2010 with the SEC (the “Second Registration Statement” and, together with the First Registration Statement, collectively the “Prior Registration Statements”), in connection with the Cimetrix Incorporated 2006 Long-Term Incentive Plan (the “2006 Plan”).  This Registration Statement on Form S-8 is filed pursuant to General Instruction E to Form S-8 for the purpose of registering an additional 3,000,000 shares of common stock, $0.0001 par value, of the Registrant that may be offered and sold under the 2006 Plan.  The Registrant’s shareholders approved the addition of these shares to the 2006 Plan at the Registrant’s annual meeting of shareholders held on May 21, 2011.  Pursuant to General Instruction E to Form S-8, the contents of the Previous Registration Statement are incorporated herein by reference to the extent not otherwise amended or superseded by the contents hereof.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.  Incorporation of Documents by Reference.

The following documents filed by the Registrant with the Commission are hereby incorporated herein by reference:

(1)           The Registrant’s Annual Report on Form 10-K for the year ended December 31, 2010;

(2)           The Registrant’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2011;

(3)	The Registrant’s Current Report on Form 8-K filed with the Commission on May 25, 2011; and

(4)
The description of the Registrant’s common stock contained in the Registrant’s Registration Statement on Form 8-A as filed on December 14, 1994, including any amendment or report filed for the purpose of updating such description..

In addition, all documents subsequently filed by the Registrant pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), prior to the filing of a post-effective amendment which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference in this Registration Statement and to be a part hereof from the date of filing of such documents.  Any statement contained in a document incorporated by reference herein shall be deemed to be modified or superseded for purposes hereof to the extent that a statement contained herein (or in any other subsequently filed document which is also incorporated by reference herein) modifies or supersedes such statement.  Any statement so modified or superseded shall not be deemed to constitute a part hereof except as so modified or superseded.

Item 4.  Description of Securities.

Not applicable.

Item 5.  Interests of Named Experts and Counsel.

Not applicable.

Item 6.  Indemnification of Directors and Officers

Pursuant to the Registrant’s Articles of Incorporation, Bylaws, and indemnification agreements between the Registrant and each of its officers and directors, the Registrant is obligated to indemnify each of its directors and officers to the fullest extent permitted by law with respect to all liability and loss suffered, and reasonable expense incurred, by the person in any action, suit or proceeding in which the person is or was a director or officer of the Registrant. The Registrant could be obligated to advance the reasonable expenses of indemnified directors or officers in defending such proceedings if the indemnified party agrees to repay all amounts advanced if it is ultimately determined that such person is not entitled to indemnification.

           Nevada Revised Statutes sections 78.7502 and 78.751 (the “Nevada Act”) authorize Nevada corporations to indemnify any person who was or is a party to any proceeding (other than an action by, or in the right of, the corporation), by reason of the fact that he or she is or was a director, officer, employee, or agent of the corporation or is or was serving at the request of the corporation as a director, officer, employee, or agent of another corporation or other entity, against liability incurred in connection with such proceeding, including any appeal thereof, if he or she acted in good faith and in a manner he or she reasonably believed to be in, or not opposed to, the best interests of the corporation and, with respect to any criminal action or proceeding, had no reasonable cause to believe his or her conduct was unlawful.  In the case of an action by or on behalf of a corporation, indemnification may not be made if the person seeking indemnification is adjudged liable, unless the court in which such action was brought determines such person is fairly and reasonably entitled to indemnification.  The indemnification provisions of the Nevada Act require indemnification if a director or officer has been successful on the merits or otherwise in defense of any action, suit, or proceeding to which he or she was a party by reason of the fact that he or she is or was a director or officer of the corporation.  The indemnification authorized under Nevada law is not exclusive and is in addition to any other rights granted to officers and directors under the Articles of Incorporation or Bylaws of the corporation or any agreement between officers and directors and the corporation.  A corporation may purchase and maintain insurance or furnish similar protection on behalf of any officer or director against any liability asserted against the officer or director and incurred by the officer or director in such capacity, or arising out of the status, as an officer or director, whether or not the corporation would have the power to indemnify him or her against such liability under the Nevada Act.

           The Registrant’s Bylaws provide for the indemnification of directors and executive officers of the Registrant to the maximum extent permitted by Nevada law and for the advancement of expenses incurred in connection with the defense of any action, suit, or proceeding that the director or executive officer was a party to by reason of the fact that he or she is or was a director or executive officer of the Registrant upon the receipt of an undertaking to repay such amount, unless it is ultimately determined that such person is not entitled to indemnification.

           Under provisions of the Registrant’s Articles of Incorporation that are authorized by the Nevada Act, a director is not personally liable for monetary damages to the Registrant or any other person for acts or omissions in his or her capacity as a director except in certain limited circumstances such as certain violations of criminal law and transactions in which the director derived an improper personal benefit.  As a result, shareholders may be unable to recover monetary damages against directors for actions taken by them which constitute negligence or gross negligence or which are in violation of their fiduciary duties, although injunctive or other equitable relief may be available.

           The Registrant also has entered into agreements with each of its current directors and executive officers pursuant to which it is obligated to indemnify those persons to the fullest extent authorized by law and to advance payments to cover defense costs against an unsecured obligation to repay such advances if it is ultimately determined that the recipient of the advance is not entitled to indemnification.  The Registrant is not required to indemnify a director or officer if the indemnified loss results from any of the following: (a) a violation of Section 16(b) of the Exchange Act; (b) a violation of criminal law; (c) a transaction from which the officer or director received an improper personal benefit; (d) willful misconduct or a conscious disregard for the Registrant’s best interests; or (e) a transaction for which the director is liable pursuant to Section 78.300.2 of the Nevada Act for certain distributions from the corporation to its shareholders.

           Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers, or persons controlling the Registrant pursuant to the foregoing provisions, the Registrant has been informed that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

Item 7.  Exemption From Registration Claimed.

Not applicable.

Item 8.  Exhibits.
Exhibit Number	Description
4.1	Articles of Incorporation (1)
4.2	Articles of Merger of Cimetrix (USA) Incorporated with Cimetrix Incorporated (2)
4.3	Amended Bylaws (3)
4.4	Cimetrix Incorporated 2006 Long-Term Incentive Plan. (4)
4.5	First Amendment to Cimetrix Incorporated 2006 Long-Term Incentive Plan (filed herewith)
5.1	Opinion of Parr Brown Gee & Loveless, PC. (filed herewith)
23.1	Consent of HJ & Associates, L.L.C.(filed herewith)
23.2	Consent of Parr Brown Gee & Loveless, PC (included in Item 5.1 above).
24.1	Power of Attorney (included on signature page of this Registration Statement).

1. Incorporated by reference to the Registrant’s Annual Report on Form 10-K for the year ended December 31, 1993.
2. Incorporated by reference to the Registrant’s Quarterly Report on Form 10-QSB for the quarter ended September 30, 1995.
3. Incorporated by reference to the Registrant’s Quarterly Report on Form 10-Q for the quarter ended June 30, 2001.
4. Incorporated by reference to the Registrant’s Registration Statement on Form S-8, filed with the SEC on June 11, 2010.

Item 9.  Undertakings.

A.           The undersigned Registrant hereby undertakes:

(1)           To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i) (ii) (iii)
To include any prospectus required by Section 10(a)(3) of the Securities Act;

To reflect in the prospectus any facts or events arising after the effective date of this Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this Registration Statement.  Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

To include any material information with respect to the plan of distribution not previously disclosed in this Registration Statement or any material change to such information in this Registration Statement;

provided, however, that paragraphs (1)(i) and (1)(ii) above do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed or furnished to the Commission by the Registrant pursuant to Section 13 or 15(d) of the Exchange Act that are incorporated by reference in this Registration Statement.

(2)           That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)           To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

B.           The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefits plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in this Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

C.           Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that, in the opinion of the Commission, such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Salt Lake City, State of Utah, on June 23, 2011.

CIMETRIX INCORPORATED

Robert H. Reback, President (Principal Executive Officer)

POWER OF ATTORNEY

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons on behalf of the Registrant in the capacities and on the dates indicated. Each person whose signature to this registration statement appears below hereby constitutes and appoints Robert H. Reback as his true and lawful attorney-in-fact and agent, with full power of substitution, to sign on his behalf individually and in the capacity stated below and to perform any acts necessary to be done in order to file (i) any and all amendments and post-effective amendments to this registration statement, and any and all exhibits, instruments or documents filed as part of or in connection with this registration statement or the amendments thereto and (ii) a registration statement and any and all amendments thereto, relating to the offering covered hereby filed pursuant to Rule 462(b) under the Securities Act of 1933, as amended, with the Securities and Exchange Commission, and each of the undersigned does hereby ratify and confirm all that said attorney-in-fact and agent, or his substitutes, shall do or cause to be done by virtue hereof.

Signature	Title	Date

	President, Chief Executive Officer and Director (Principal Executive Officer)	June 23, 2011
Robert H. Reback

	Director	June 23, 2011
Scott C. Chandler

	Director	June 23, 2011
Michael B. Thomson

	Director	June 23, 2011
C. Alan Weber

EXHIBIT INDEX

Exhibit Number	Description
4.1	Articles of Incorporation (1)
4.2	Articles of Merger of Cimetrix (USA) Incorporated with Cimetrix Incorporated (2)
4.3	Amended Bylaws (3)
4.4	Cimetrix Incorporated 2006 Long-Term Incentive Plan. (4)
4.5	First Amendment to Cimetrix Incorporated 2006 Long-Term Incentive Plan (filed herewith)
5.1	Opinion of Parr Brown Gee & Loveless, PC. (filed herewith)
23.1	Consent of HJ & Associates, L.L.C.(filed herewith)
23.2	Consent of Parr Brown Gee & Loveless, PC (included in Item 5.1 above).
24.1	Power of Attorney (included on signature page of this Registration Statement).

1. Incorporated by reference to the Registrant’s Annual Report on Form 10-K for the year ended December 31, 1993.
2. Incorporated by reference to the Registrant’s Quarterly Report on Form 10-QSB for the quarter ended September 30, 1995.
3. Incorporated by reference to the Registrant’s Quarterly Report on Form 10-Q for the quarter ended June 30, 2001.
4. Incorporated by reference to the Registrant’s Registration Statement on Form S-8, filed with the SEC on June 11, 2010.